Exhibit 10.3

September 20, 2006

Mr. Leo Brunnick

Senior Vice President of Research and Development

907 Baltimore

El Paso, Texas 79902

Dear Leo:

This letter sets forth the details of Vignette’s agreement to provide you with financial assistance regarding your commuting expenses beginning from the time of your move from Austin to El Paso on August 7, 2006 and continuing until 12/31/2006 (the Covered Period).

Vignette agrees to reimburse you for your actual and reasonable commuting expenses during the Covered Period up to a maximum of $13,500.00 in expenses. Relocation related expenses are specifically excluded. Vignette will also gross up the amount paid in expenses to cover income taxes due on the payments. You will be required to submit individual commuting expense reports for each trip. All expenses are subject to the usual Vignette Travel policy and will include coach airfare or mileage, accommodation, meals and transportation.

As we have discussed, your primary work location remains Austin so it is our expectation that you will maximize your presence in the Austin office during normal work hours except for when you are traveling on business.

Please sign below indicating your agreement to the terms of this letter.

Sincerely,

Michael A. Aviles
President and CEO
Vignette Corporation

Leo Brunnick

1301 South MoPac Expressway, Suite 100 : Austin, TX 78746

Toll-free: 1.888.608.9900 : Fax: 1.512.741.1403

www.vignette.com